                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.    3     )*
                                          ---------

                              THE BISYS GROUP INC
           --------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
           --------------------------------------------------------
                      (Title of Class of Securities)

                                  055472104
           --------------------------------------------------------
                               (CUSIP Number)

            Government of Singapore Investment Corporation Pte Ltd
               250 North Bridge Road #38-00, Raffles City Tower
                              Singapore 179101
                    Attn: Ms Seah Wan Hoon (Tel:3308661)
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 10 May 96
           --------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 055472104           SCHEDULE 13D               Page  2  of  10  Pages
          ---------                                           ---    ----
- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Government of Singapore Investment Corporation Pte Ltd
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
         00
- -------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                     / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
- -------------------------------------------------------------------------------
                              (7) SOLE VOTING POWER
       NUMBER OF                    Nil
        SHARES               --------------------------------------------------
      BENEFICIALLY            (8) SHARED VOTING POWER
       OWNED BY                     1,233,260
         EACH                --------------------------------------------------
       REPORTING              (9) SOLE DISPOSITIVE POWER
        PERSON                      Nil
         WITH                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    1,233,260
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,233,260
- -------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     / /

- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.27%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
         00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
    (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 055472104              SCHEDULE 13D            Page  3  of  10  Pages
          ---------                                            ---   ----
- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Government of Singapore
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
         00
- -------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                     / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
- -------------------------------------------------------------------------------
                              (7) SOLE VOTING POWER
       NUMBER OF                    Nil
        SHARES               --------------------------------------------------
      BENEFICIALLY            (8) SHARED VOTING POWER
       OWNED BY                     997,860
         EACH                --------------------------------------------------
       REPORTING              (9) SOLE DISPOSITIVE POWER
        PERSON                      Nil
         WITH                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    997,860
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         997,860
- -------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     / /

- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.26%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
         00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
    (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 055472104              SCHEDULE 13D            Page  4  of  10  Pages
          ---------                                           ---    ---

- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Monetary Authority of Singapore
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
         00
- -------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                     / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
- -------------------------------------------------------------------------------
                              (7) SOLE VOTING POWER
       NUMBER OF                    Nil
        SHARES               --------------------------------------------------
      BENEFICIALLY            (8) SHARED VOTING POWER
       OWNED BY                     224,300
         EACH                --------------------------------------------------
       REPORTING              (9) SOLE DISPOSITIVE POWER
        PERSON                      Nil
         WITH                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    224,300
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         224,300
- -------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     / /

- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.96%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
         00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
    (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 055472104              SCHEDULE 13D            Page  5  of  10  Pages
          ---------                                           ---    ----

- -------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Board of Commissioners of Currency, Singapore
- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  /x/
- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
         00
- -------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                     / /
- -------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
         Singapore
- -------------------------------------------------------------------------------
                              (7) SOLE VOTING POWER
       NUMBER OF                    Nil
        SHARES               --------------------------------------------------
      BENEFICIALLY            (8) SHARED VOTING POWER
       OWNED BY                     11,100
         EACH                --------------------------------------------------
       REPORTING              (9) SOLE DISPOSITIVE POWER
        PERSON                      Nil
         WITH                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    11,100
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,100
- -------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     / /

- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.05%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
         00
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
    (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                         Page  6  of  10  Pages



ITEM 1.  SECURITY AND ISSUER

Security      :    The Bisys Group Inc                Common Stock

Address       :    150 Clove Road
                   Little Falls, NJ 07424


ITEM 2.  IDENTITY AND BACKGROUND

I
(a) Government of Singapore Investment Corporation Pte Ltd a government agency

(b)      250 North Bridge Road
         #38-00 Raffles City Tower
         Singapore 179101

(c)      Investment Manager

(d)      N.A.

(e)      N.A.

(f)      N.A.

II
(a)      Government of Singapore

(b) c/o Government of Singapore Investment Corporation Pte Ltd 250 North Bridge Road
         #38-00 Raffles City Tower
         Singapore 179101

(c)      Government

(d)      N.A.

(e)      N.A.

(f)      N.A.

III
(a)      Monetary Authority of Singapore

(b) c/o Government of Singapore Investment Corporation Pte Ltd 250 North Bridge Road
         #38-00 Raffles City Tower
         Singapore 179101

(c)      Central Bank

(d)      N.A.

(e)      N.A.

(f)      N.A.

                                                              Page 7 of 10 Pages

IV
(a)      Board of Commissioners of Currency, Singapore

(b) c/o Government of Singapore Investment Corporation Pte Ltd 250 North Bridge Road
         #38-00 Raffles City Tower
         Singapore 179101

(c)      Currency Board

(d)      N.A.

(e)      N.A.

(f)      N.A.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Source of Funds:   Foreign Reserves
Amount        :    USD32,002,954.96


ITEM 4.  PURPOSE OF TRANSACTION

Purpose of Acquisition:  Investment

None of the reporting persons (nor any of its executive officers or directors, controlling persons or any executive officer or director of any such controlling person) has any plans or proposals relating to paragraphs (a) through (j) of
Item 4 of Schedule 13D.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

(a) and (b)   The aggregate number of shares and percentage of Common Stock of the Issuer beneficially owned by each Reporting Person named in Item 2, as well as the number of shares of Common Stock as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table.


                                    No of Shares       Power to Vote               Power to Dispose
                                    Beneficially
Person                                  Owned      Sole (1)     Shared (1)      Sole (1)      Shared (1)
- ------                              ------------   --------     ----------      --------      ----------

Government of Singapore               1,233,260          0      1,233,260             0       1,233,260
Investment Corporation Pte Ltd

Government of Singapore                 997,860          0        997,860             0         997,860

Monetary Authority of Singapore         224,300          0        224,300             0         224,300

Board of Commissioners of                11,100          0         11,100             0          11,100
Currency, Singapore

Total (2)
(all Reporting Persons)               1,233,260          0      1,233,260             0       1,233,260
- -------------------------



(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 997,860 shares of Common Stock beneficially owned by it with the Government of Singapore, shares power to vote and power to dispose of the 224,300 shares of Common Stock beneficially owned by it with the Monetary Authority of Singapore and shares power to vote and power to dispose of the 11,100 shares of Common Stock beneficially owned by it with the Board of Commissioners of Currency, Singapore.

(2) The reporting persons disclaim membership in a group.

(c) The following transaction were effected during the past 60 days:

    TRADE DATE          QUANTITY       UNIT PRICE

GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD

    Nil

GOVERNMENT OF SINGAPORE

    23.04.96       BOT       40,200         35.493
    25.04.96       BOT        3,000         38.000
    26.04.96       BOT       12,000         37.875
    06.05.96       BOT       58,000         37.821
    07.05.96       BOT       91,000         37.420
    09.05.96       BOT       31,000         37.000
    10.05.96       BOT       57,000         36.848
    13.05.96       BOT       12,500         36.750
    14.05.96       BOT        4,000         37.000
    15.05.96       BOT        9,000         34.575

MONETARY AUTHORITY OF SINGAPORE

    23.04.96       BOT       11,100         35.493
    25.04.96       BOT        2,000         38.000
    26.04.96       BOT        3,000         37.875
    06.05.96       BOT       12,000         37.821
    07.05.96       BOT       19,000         37.420
    09.05.96       BOT        4,000         37.000
    10.05.96       BOT       13,000         36.848
    13.05.96       BOT        3,700         36.750
    14.05.96       BOT        1,000         37.000
    15.05.96       BOT        1,000         34.575

BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE

    Nil

(d) N.A.

(e) N.A.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

    N.A.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


1.  Power of Attorney of Government of Singapore dated 6 Oct 93.

2.  Power of Attorney of Monetary Authority of Singapore dated 14 Aug 93.

3. Power of Attorney of Board of Commissioners of Currency, Singapore dated 31 May 95.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

28 June 1996
- -------------------------              Government of Singapore Investment
     Date                                   Corporation Pte Ltd



                                       by  /s/ SEAH WAN HOON
                                          ------------------------------------
                                                 Senior Officer

                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its
                                       attorney-in-fact



                                       by  /s/ SEAH WAN HOON
                                          ------------------------------------
                                                 Senior Officer

                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its
                                       attorney-in-fact



                                       by  /s/ SEAH WAN HOON
                                          ------------------------------------
                                                 Senior Officer

                                       Board of Commissioners of Currency,
                                       Singapore by Government of Singapore
                                       Investment Corporation Pte Ltd, its
                                       attorney-in-fact



                                       by  /s/ SEAH WAN HOON
                                          ------------------------------------
                                                 Senior Officer

                                    EXHIBIT INDEX

Exhibit No          Name of Exhibit                                   Page No
- ----------          ---------------                                   -------

     1              Power of Attorney executed by Government of         -
                    Singapore dated 6 Oct 93(*)

     2              Power of Attorney executed by Monetary              -
                    Authority of Singapore dated 14 Aug 93 (*)

     3              Power of Attorney executed by Board of              -
                    Commissioners of Currency, Singapore dated
                    31 May 95 (+)


     * Incorporated by reference to Reporting Persons' filing with the Securities and Exchange Commission on Schedule 13D with respect to the issue on 25 Oct 93.

     + Incorporated by reference to Reporting Persons' filing with the Securities and Exchange Commission on Schedule 13D with respect to the issue on 10 Jul 95.